Exhibit 1


                                 (TRANSLATION)


To Whom It May Concern:

                                                               December 15, 2003
                                                        Toyota Motor Corporation
                                               (Toyota Jidosha Kabushiki Kaisha)
                                    1, Toyota-cho, Toyota City, Aichi Prefecture


                 Notice of Repurchase of Shares from the Market
         (Repurchase of Shares Pursuant to the Provisions of Article 210
                            of the Commercial Code)

We hereby inform you that Toyota Motor Corporation ("TMC") repurchased its shares from the market as follows pursuant to the provisions of Article 210 of the Commercial Code.


1.  Purchase period                     December 2, 2003 through
                                        December 15, 2003

2.  Number of shares repurchased        15,250,000 shares

3.  Aggregate purchase price            JPY 52,755,600,000

4.  Method of repurchase                Purchase on the Tokyo Stock Exchange



(Reference)

o Matters resolved at the FY 2003 Ordinary General Shareholders' Meeting held on June 26, 2003.

     (1) Type of shares to be repurchased           Shares of common stock of
                                                    TMC

     (2) Aggregate number of shares
         to be repurchased                          Up to 150,000,000 shares

     (3) Aggregate purchase price                   Up to JPY 400,000,000,000


o    Shares having been repurchased up to December 15, 2003

     (1) Aggregate number of shares repurchased     64,288,200 shares

     (2) Aggregate purchase price                   JPY 206,524,992,000




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Contact: TMC, Public Affairs at (03) 3817-9111~6 (Tokyo Head Office)
                                (0565) 23-1520~4 (Head Office)
                                (052) 952-3461~4 (Nagoya)